Exhibit 23


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated June 16, 2000, included in the Form 11-K for the Western Resources, Inc. Employees' 401(k) Savings Plan, into the Company's previously filed Registration Statements File Nos. 333-9335 and 33-57435 of Western Resources, Inc. on Form S-8.

Arthur Andersen

Kansas City, Missouri,
June 26, 2000